Exhibit 99.1
August 9, 2006
Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2006 Results
Memec Integration Successfully Completed
Fiscal Year 2006 Sets Record for Revenue and Asset Velocity
Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported revenue of $3.61 billion for fourth quarter fiscal 2006, ended July 1, 2006, representing an increase of 27.8% over fourth quarter fiscal 2005. The prior year quarter did not include revenue of Memec Group Holdings, Inc. (“Memec”), which was acquired on July 5, 2005. Revenue was up 5.6% over the prior year quarter adjusted to include Memec’s sales of $596.1 million in the same period. Excluding the impact of recent divestitures, fourth quarter pro forma revenue grew 8.2% over the year-ago quarter. GAAP net income for fourth quarter fiscal 2006 was $58.8 million, or $0.40 per share on a diluted basis, as compared with net income of $47.3 million, or $0.39 per share on a diluted basis, for the fourth quarter last year. Excluding certain charges noted below, net income was $91.0 million, or $0.62 per share on a diluted basis, representing a 93% and 59% increase, respectively, over the year-ago period.
Operating income for fourth quarter fiscal 2006 was $131.5 million, up 53% as compared with operating income of $85.7 million in the year ago quarter. Excluding certain charges in fourth quarter fiscal 2006, operating income increased 85% over the prior-year quarter to $158.3 million. Operating income as a percent of sales, excluding certain charges, was 4.4%, up 135 basis points from last year’s fourth quarter with both operating groups contributing to the improvement.
Roy Vallee, Chairman and Chief Executive Officer, commented, “We are very pleased with our performance in the fourth quarter. These results represent new post-bubble highs for operating income, operating income margin, earnings per share, return on working capital, and return on capital employed excluding certain items. We are consistently improving returns on capital and are committed to growing shareholder value as we drive to become the premier technology distributor in the world.”
Revenue of $14.25 billion for fiscal 2006 was up 28.8% over fiscal 2005 revenues of $11.07 billion. Revenue was up 6.8% over the prior year adjusted to include Memec’s sales of $2.28 billion in fiscal year 2005. GAAP net income for fiscal 2006, which included certain charges that are described below, was $204.5 million, or $1.39 per share on a diluted basis, as compared with net income of $168.2 million, or $1.39 per share on a diluted basis, in fiscal 2005. Excluding certain charges in fiscal 2006, net income and diluted earnings per share were up 71% and 41% to $288.4 million and $1.96, respectively, as compared with fiscal 2005.
Including charges described in the table below, fiscal 2006 operating income grew 34.0% to $430.5 million as compared with fiscal 2005 operating income of $321.3 million. Excluding these charges in fiscal 2006, operating income grew 63.0% year over year to $523.8 million and operating income as a percent of sales was 3.7%, an increase of 78 basis points over fiscal year 2005 operating income margin of 2.9%. This represents the fourth consecutive year of growth in both operating income and operating income margin.

Mr. Vallee further commented, “I am proud of what our team accomplished during fiscal year 2006. Our pro forma revenue grew 7% and pro forma operating income, excluding certain charges, grew nearly six times faster than revenue. We completed the Memec integration on schedule, exceeded our original synergy target by approximately $30 million, and have substantially retained all of the revenues of the combined businesses. As a result, in fiscal year 2006 we established many new records including revenue, net income (excluding certain items) and asset velocity. In addition, we took actions to reduce and refinance some high interest rate debt which allowed us to exit the year with our balance sheet in the best condition in years.”
The results for the fourth quarter and fiscal year 2006 include charges for the following items, the mention of which management believes is useful to investors when comparing operating performance results with prior periods. More discussion of the reasons for highlighting these items are set forth in the Non-GAAP Financial Information section, which begins on page 4 of this press release.
•	Restructuring and other charges, including inventory writedowns for terminated lines (recorded in cost of sales), severance, integration costs and other charges, including in the fourth quarter tax impacts of overseas legal entity reorganizations, resulting primarily from the Company’s acquisition and integration of Memec into Avnet’s existing business.

•	Restructuring charges, including severance and reserves for non-cancelable lease commitments, and other charges resulting primarily from actions taken following the divestitures of certain end user business lines of Technology Solutions in the Americas, certain cost-cutting initiatives in the Technology Solutions business in the EMEA region and other charges, including impairment charges of an owned but vacant building and charges associated with a reassessment of an existing environmental liability.

•	Incremental stock-based compensation expense resulting from the Company’s adoption of SFAS 123R and modifications to stock-based compensation plans in fiscal 2006.

•	Amortization expense associated with amortizable intangible assets recorded in fiscal 2006 as a result of the Memec acquisition.

•	Recent divestitures resulted in a net loss consisting of a net gain on the sale of Technology Solutions’ single tier businesses in the Americas recorded in the third quarter of fiscal 2006 and a loss on the sale of two small, non-core Electronics Marketing specialty businesses in the EMEA region recorded in the fourth quarter of fiscal 2006 for which no tax benefit is available.

•	Debt extinguishment costs associated with the early repurchase of $254.1 million of the Company’s 8% Notes due November 15, 2006 in the first quarter of fiscal 2006 and $113.6 million of the Company’s 9 3/4% Notes due February 15, 2008 in the fourth quarter of fiscal 2006.

	Fourth Quarter Ended Fiscal 2006			Fiscal Year Ended 2006
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
	$ in millions, except per share data
GAAP results	$131.5	$58.8	$0.40	$430.5	$204.5	$1.39
Restructuring, integration and other charges	6.8	7.3	0.05	69.9	49.9	0.34
Incremental stock-based compensation expense	5.4	3.4	0.02	16.6	10.6	0.07
Incremental amortization expense for intangible assets	1.0	0.6	0.01	4.2	2.7	0.02
Loss on sale of business lines	13.6	14.3	0.10	2.6	7.1	0.05
Debt extinguishment costs	—	6.6	0.04	—	13.6	0.09

Total Adjustments	26.8	32.2	0.22	93.3	83.9	0.57

Adjusted results	$158.3	$91.0	$0.62	$523.8	$288.4	$1.96

The Company generated $151.5 million of free cash flow (as defined later in this release) during the fourth quarter of fiscal 2006. At the end of the quarter, the Company repurchased $113.6 million of 9 3/4% Notes due February 15, 2008 primarily using cash on hand. As a result, the Company ended the quarter with $276.7 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $958.1 million.
Ray Sadowski, Chief Financial Officer, stated: “With the improvement in our operating income margin and asset velocity metrics, we are closing in on our 12.5% ROCE goal. At the same time, we have created a business model that can more consistently generate free cash flow providing greater flexibility to fund growth. With the integration of Memec behind us, we were able to generate free cash flow this quarter and pay down some high interest rate debt which will lower our interest expense in future periods.”
Operating Groups
Electronics Marketing (EM) sales of $2.45 billion in the fourth quarter fiscal 2006 were up 51.0% on a year over year basis. On a pro forma basis, including Memec’s sales in the prior year period, fourth quarter fiscal 2006 sales were up 10.4% on a year over year basis and, excluding the divestures that occurred during the current quarter, sales were up 11.5% over the prior year. On a pro forma basis, EM sales in the Americas, EMEA and Asia increased 5.3%, 11.4% and 17.8%, respectively, year over year with the Americas and Asia coming in slightly below expectations although in line with normal seasonality. EM operating income of $134.9 million for fourth quarter fiscal 2006 was more than double the prior year fourth quarter operating income of $65.3 million. Operating income margin for the fourth quarter was 5.5%, up 148 basis points over the prior year quarter.
Mr. Vallee added, “EM’s performance this quarter is a reflection of the leverage we have created in our model and the excellent job our team did with the integration of Memec. The acquisition of Memec was the largest in the history of Avnet and all indications to date show that it will also be the most profitable. EM increased return on working capital (ROWC), excluding certain charges noted above, by 868 basis points over the prior year quarter with significant improvements coming from all three regions. For the full year, excluding restructuring and other charges and adjusting to include Memec in fiscal 2005 on a pro forma basis, EM grew revenue 8.4% and operating income grew over five times faster than revenue.”
Technology Solutions (TS) sales of $1.16 billion in the fourth quarter fiscal 2006 were down 3.4% year over year; however, excluding the impact of divestitures that occurred during the year, sales were up 1.9%. Fourth quarter sales in EMEA increased 4.7% while sales in the Americas and Asia were down 4.5% and 25.3%, respectively, year over year. However, excluding the impact of divestitures, sales in the Americas were up 2.9% year over year. TS operating income was $40.3 million, a 7.6% increase as compared with fourth quarter fiscal 2005 operating income of $37.4 million, and operating income margin of 3.5% increased by 35 basis points over the prior year fourth quarter.
Mr. Vallee further added, “TS quarterly revenue was negatively impacted by a slowdown in sales of microprocessors and the exiting of the single tier end-user business. However, we were very pleased with our Partner Solutions Group, which distributes enterprise computing equipment, as they grew revenue double digits sequentially in all three regions. With the recent addition of the Sun product line and our continued focus on solutions-selling, we are well positioned to continue to grow market share and accelerate shareholder value creation.”
Outlook
For Avnet’s fiscal first quarter 2007, management expects sales at EM to be in the range of $2.32 billion to $2.42 billion and anticipates sales for TS to be in the range of $1.18 billion to $1.23 billion. Therefore, Avnet’s consolidated sales should be in the range of $3.50 billion to $3.65 billion for the first quarter fiscal 2007 ending on September 30, 2006. Management expects the first quarter earnings to be in the range of $0.50 to $0.54 per share, including approximately $0.03 per share related to the expensing of stock-based compensation.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will”, “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring and integration, stock compensation grants and other items in the periods presented.
Management believes that operating income adjusted for restructuring and integration charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring and integration costs as an indicator of ongoing margin performance and underlying trends in the business. Similarly, management has disclosed operating income excluding the impacts of stock compensation expense because the accounting treatment on a year-over-year basis for equity-based awards has changed with the adoption of SFAS 123R. Such new accounting treatment, and certain changes the Company has made to its equity grant practice in response to the new accounting treatment, renders the year-over-year comparison not meaningful without taking this impact into account. Finally, management has also disclosed operating income excluding the impact of amortization expense associated with intangible assets resulting from the acquisition of Memec because such assets were recorded during fiscal 2006 and, therefore, there are no comparable charges in prior periods. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes net income and diluted earnings per share adjusted for the impact of the items discussed above, as well as the loss on sale of business lines and debt extinguishment costs is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Management has also disclosed herein certain historical sales of Avnet combined with the historical sales of Memec for the corresponding period. Management believes such information helps investors relate current year results to historical periods. Management uses similar pro forma data to analyze performance for internal operational goal setting and performance management.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the fourth quarters and twelve months of fiscal 2006 and 2005, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions and dispositions of operations and investments, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Fourth quarters ended		Twelve months ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
	($ in thousands)
Net income	$58,847	$47,250	$204,547	$168,239
Non-cash and other reconciling items	92,553	60,023	199,766	172,595
Cash flow (used for) provided from working capital (excluding cash and cash equivalents)	(11,783)	(29,616)	(423,427)	121,002

Net cash flow provided by (used for) operations	139,617	77,657	(19,114)	461,836
Purchase of property, plant and equipment	(13,628)	(9,081)	(51,803)	(31,338)
Cash proceeds from sales of property, plant and equipment	2,118	146	4,368	7,271
Acquisitions and dispositions of operations and investments, net	16,312	(2,465)	(294,335)	(3,563)
Effect of exchange rates on cash and cash equivalents	3,830	(16,535)	3,353	(10,816)
Other, net financing activities	3,217	1,351	30,991	2,274

Net free cash flow	$151,466	$51,073	$(326,540)	$425,664

The significant cash outflow associated with working capital includes the cash payments made during the fourth quarter and twelve months of fiscal 2006 amounting to $14.4 million and $92.9 million, respectively, associated with the restructuring charges, integration costs and charges recorded through purchase accounting from the Memec acquisition. Fiscal 2006 cash outflow also includes a $58.6 million accelerated contribution to the Company’s pension plan made during the first quarter and $27.0 million of cash used in connection with the refinancing activity and early extinguishment of debt during the year.
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For the fiscal year ended July 1, 2006, Avnet generated revenue in excess of $14 billion through sales in approximately 70 countries.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JULY 1,	JULY 2,
	2006 (*)	2005

Sales	$3,611.6	$2,825.4

Income before income taxes	96.2	65.0

Net income	58.8	47.3

Net income per share:
Basic	$0.40	$0.39
Diluted	$0.40	$0.39

	FISCAL YEARS ENDED
	JULY 1,	JULY 2,
	2006 (*)	2005

Sales	$14,253.6	$11,066.8

Income before income taxes	316.1	239.8

Net income	204.5	168.2

Net income per share:
Basic	$1.40	$1.39
Diluted	$1.39	$1.39

*	See Notes to Consolidated Financial Statements on Page 12.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 1,	JULY 2,	JULY 1,	JULY 2,
	2006 (*)	2005	2006 (*)	2005

Sales	$3,611,611	$2,825,401	$14,253,630	$11,066,816
Cost of sales (Note 1*)	3,129,750	2,454,476	12,414,647	9,607,833

Gross profit	481,861	370,925	1,838,983	1,458,983

Selling, general and administrative expenses (Note 2*)	330,055	285,189	1,344,922	1,137,667
Restructuring, integration and other charges (Note 1*)	6,781	—	60,983	—
Loss on sale of business lines (Note 3*)	13,551	—	2,601	—

Operating income	131,474	85,736	430,477	321,316

Other income, net	167	1,253	4,760	3,499
Interest expense	(24,499)	(21,968)	(96,505)	(85,056)
Debt extinguishment costs (Note 4*)	(10,919)	—	(22,585)	—

Income before income taxes	96,223	65,021	316,147	239,759

Income tax provision	37,376	17,771	111,600	71,520

Net income	$58,847	$47,250	$204,547	$168,239

Net earnings per share:
Basic	$0.40	$0.39	$1.40	$1.39

Diluted	$0.40	$0.39	$1.39	$1.39

Shares used to compute earnings per share:
Basic	146,649	120,746	145,942	120,629

Diluted	147,415	121,755	147,150	121,469

*	See Notes to Consolidated Financial Statements on Page 12.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JULY 1,	JULY 2,
	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$276,713	$637,867
Receivables, net	2,477,043	1,888,627
Inventories	1,616,580	1,224,698
Other	97,126	31,775

Total current assets	4,467,462	3,782,967
Property, plant and equipment, net	159,433	157,428
Goodwill	1,296,597	895,300
Other assets	292,201	262,520

Total assets	6,215,693	5,098,215

Less liabilities:
Current liabilities:
Borrowings due within one year	316,016	61,298
Accounts payable	1,654,154	1,296,713
Accrued expenses and other	468,154	359,507

Total current liabilities	2,438,324	1,717,518
Long-term debt, less due within one year	918,810	1,183,195
Other long-term liabilities	27,376	100,469

Total liabilities	3,384,510	3,001,182

Shareholders’ equity	$2,831,183	$2,097,033

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JULY 1,	JULY 2,
	2006	2005

Cash flows from operating activities:

Net income	$204,547	$168,239

Non-cash and other reconciling items:
Depreciation and amortization	66,526	61,746
Deferred income taxes	52,169	63,734
Non-cash restructuring and other charges	15,308	—
Other, net	65,763	47,115

Changes in (net of effects from business acquisitions and dispositions):
Receivables	(254,691)	(168,892)
Inventories	(142,563)	144,004
Accounts payable	99,670	191,270
Accrued expenses and other, net	(125,843)	(45,380)

Net cash flows (used for) provided from operating activities	(19,114)	461,836

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance costs	246,483	—
Repayment of notes	(369,965)	(89,589)
Proceeds from (repayment of) bank debt, net	89,511	(10,789)
Repayment of other debt, net	(643)	(86)
Other, net	30,991	2,274

Net cash flows used for financing activities	(3,623)	(98,190)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(51,803)	(31,338)
Cash proceeds from sales of property, plant and equipment	4,368	7,271
Acquisitions and investments, net	(317,114)	(3,563)
Cash proceeds from divestitures, net	22,779	—

Net cash flows used for investing activities	(341,770)	(27,630)

Effect of exchange rates on cash and cash equivalents	3,353	(10,816)

Cash and cash equivalents:
— (decrease) increase	(361,154)	325,200
— at beginning of period	637,867	312,667

— at end of period	$276,713	$637,867

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 1,	JULY 2,	JULY 1,	JULY 2,
SALES:	2006	2005	2006	2005

Electronics Marketing	$2,447.3	$1,620.5	$9,262.4	$6,259.0

Technology Solutions	1,164.3	1,204.9	4,991.2	4,807.8

Consolidated	$3,611.6	$2,825.4	$14,253.6	$11,066.8

OPERATING INCOME (LOSS):

Electronics Marketing	$134.9	$65.3	$419.1	$233.1

Technology Solutions	40.3	37.4	165.7	147.7

Corporate	(16.9)	(17.0)	(61.0)	(59.5)

	158.3	85.7	523.8	321.3

Restructuring, integration and other charges	(6.8)	—	(69.9)	—

Loss on sale of business lines	(13.6)	—	(2.6)	—

Incremental stock compensation and amortization of intangibles expense	(6.4)	—	(20.8)	—

Consolidated	$131.5	$85.7	$430.5	$321.3

AVNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOURTH QUARTER AND FISCAL YEAR 2006
(1) The results for the fourth quarter of fiscal 2006 include restructuring, integration and other charges amounting to $6,781,000 pre-tax, $7,262,000 after tax (including Memec related tax impacts of overseas legal entity reorganizations) and $0.05 per share on a diluted basis, and the results for the twelve months ended July 1, 2006 include restructuring, integration and other charges of $69,960,000 pre-tax ($8,977,000 of which is included in cost of sales), $49,870,000 after tax and $0.34 per share on a diluted basis. The integration costs and the majority of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. The remainder of the restructuring and other charges related to other actions taken by the Company as a result of the divestiture of two businesses and other cost reduction initiatives in addition to other items discussed below.
The restructuring and other charges for the fourth quarter and twelve months ended July 1, 2006 include severance costs related to reductions of Avnet personnel and charges related to the consolidation of certain Avnet leased facilities resulting from the integration of Memec’s personnel and facilities and resulting from the divestiture in the third quarter of two business lines within Technology Solutions’ Americas business. The restructuring and other charges also include writedowns of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the facilities reductions and other actions noted above. Also included in the restructuring and other charges for the twelve months ended July 1, 2006 were writedowns of certain inventory for terminated lines primarily related to the integration of Memec, with such charges recorded through cost of sales in the accompanying consolidated statements of operations, a charge associated with the curtailment of a UK-based pension plan recorded in the third quarter, charges associated with a reassessment of an existing environmental liability recorded in the fourth quarter, and other items. Finally, restructuring and other charges for the twelve months ended July 1, 2006 also include writedowns to fair market value of two owned warehouse and administrative buildings that the Company has vacated.
(2) The results for the fourth quarter of fiscal 2006 include $5,431,000 pre-tax (included entirely in selling, general and administrative expenses), $3,359,000 after tax and $0.02 per share on a diluted basis of incremental stock compensation expense resulting from the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R. For the

AVNET, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOURTH QUARTER AND FISCAL YEAR 2006
twelve months ended July 1, 2006, incremental stock-based compensation expense amounted to $16,645,000 pre-tax, $10,554,000 after tax and $0.07 per share on a diluted basis. Also included in selling, general and administrative expenses for the fourth quarter and twelve months ended July 1, 2006 is $1,040,000 and $4,160,000, respectively, of incremental amortization expense associated with the recognition of $26,400,000 in amortizable intangible assets as a result of the acquisition of Memec. The after-tax impact of the incremental amortization expense was $629,000 or $0.01 per share on a diluted basis, and $2,696,000, or $0.02 per share on a diluted basis, for the three and twelve month periods, respectively.
(3) The results for the fourth quarter and twelve months ended July 1, 2006 include a loss of $13,551,000 pre-tax, $14,328,000 after tax and $0.10 per share on a diluted basis resulting from the sale of two small, non-core Electronics Marketing specialty businesses in the EMEA region, for which no tax benefit is available. The results for the twelve months ended July 1, 2006 include a loss of $2,601,000 pre-tax, $7,074,000 after tax and $0.05 per share on a diluted basis resulting from the loss on the sale of the specialty businesses in the fourth quarter offset somewhat by a gain on the sale of Technology Solutions’ single tier businesses in the Americas in the third quarter.
(4) During the fourth quarter, the Company incurred debt extinguishment costs amounting to $10,919,000 pre-tax, $6,601,000 after tax, and $0.04 per share on a diluted basis, associated with the repurchase of $113,640,000 principal amount of the Company’s 9 3/4% Notes due February 15, 2008. The repurchase was funded primarily with cash on hand. For the twelve months ended July 1, 2006, the Company incurred debt extinguishment costs amounting to $22,585,000 pre-tax, $13,653,000 after tax and $0.09 per share on a diluted basis related to the repurchase of $254,095,000 principal amount of the Company’s 8.00% Notes due November 15, 2006 in the first quarter and the $113,640,000 repurchase in the fourth quarter noted above. The Company used the net proceeds from the issuance during the first quarter of $250,000,000 principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund the $254,095,000 repurchase.
(5) The combined impact of the items discussed in Notes 1-4 amounted to $37,722,000 pre-tax, $32,179,000 after tax and $0.22 per share on a diluted basis for the fourth quarter of fiscal 2006 and $115,951,000 pre-tax, $83,847,000 after tax and $0.57 per share on a diluted basis for the twelve months ended July 1, 2006.